Exhibit 10.1

September 4, 2015

James B. Brown

2565 Primrose Lane

Tupelo, MS 38801

jbecbrown@hotmail.com

Dear James:

It gives me great pleasure to confirm in writing the offer of employment that we have discussed. I am extremely excited at the prospect of partnering with you, and believe that your leadership style, demonstrated retail acumen and broad experience are a tremendous fit with our Company’s culture, our senior management group and finance team. As importantly, I believe that Gordmans offers you the opportunity to optimize your tremendous skills and potential, immediately and well into the future. Here are the specifics of our offer:

Start Date: September 16, 2015

Position: EVP Chief Financial Officer

Supervisor: Andy Hall, President & CEO

Salary: You will receive a biweekly base salary of $12,500.00 (26 biweekly periods per year) which, when annualized, would equate to $325,000.00. Paydays are every other Friday.

Annual Bonus: You will be eligible to participate in the Incentive Compensation Program for Officers according to the terms of that program. The annual bonus target for your position, assuming the performance thresholds are reached, is approximately 45% of the base salary in effect at the start of the fiscal year, with a maximum of 90%. You must be employed on the date that the bonus is paid in order to receive the bonus.

Equity Participation: On your start date, you will be granted 36,000 stock options, 6,000 restricted stock shares and 6,000 performance shares, pursuant to the applicable stock agreements. The price of the stock options and restricted stock will be equal to the average market price on the date of grant and the rate of vesting will be 25% per year beginning on the first anniversary of the grant date, based upon the provisions of the Non-Qualified Stock Option Agreement.

During our scheduled Long Term Incentive review period in June of 2016, you will also be granted equity instruments valued at 70% of your base salary. These instruments will be a combination of performance shares, restricted stock and stock options to acquire shares of the Company’s common stock, pursuant to a Performance Share Agreement, Restricted Stock Agreement and a Non-Qualified Stock Option Agreement issued under the 2010 Omnibus Incentive Compensation Plan. The rate of vesting for the stock options and restricted stock will be 25% per year beginning on the first anniversary of the grant date, based upon the provisions of the Restricted Stock and Non-Qualified

Stock Option agreements, as applicable. The performance shares cliff vest after 3 years and are based on a TSR calculation against a retail peer group. All equity programs are subject to review and approval of the Board of Directors.

The formal Performance Share, Restricted Stock and Non-Qualified Stock Option agreements will be sent to you through E*TRADE for your review and acceptance as soon as administratively possible after the date of grant, which is pending board of directors approval.

Relocation: Your eligible expenses in relocation from Mississippi to Omaha will be reimbursed in accordance with company policy. The details of this policy are explained more fully in the separate documents titled Relocation Repayment Agreement and Gordmans Relocation Policy Tier 3 Homeowner. Gordmans will cover a maximum of $136,000.00 in eligible expenses. This amount includes $36,000 for duplicate housing expenses considering the estimated time to sell in your current location. Eligible expenses will be covered up to one year from your start date.

Benefits: During the 60-day waiting period for benefits, Gordmans will subsidize any COBRA healthcare payments that you may be making to your previous employer such that your net cost is no more than you would pay as an active participant under our healthcare plan. Note that officers are eligible for four weeks of vacation each year. A complete listing of benefits and eligibility requirements will be provided.

Performance Review: Your performance will be formally evaluated at the end of each fiscal year against the objectives agreed to by you and your supervisor. Your salary will be adjusted annually according to the degree of attainment of those objectives. You will receive a pro-rated performance review (based on length of service) on or about May 1, 2016 and annually thereafter.

Miscellaneous: Please be advised that the offer is contingent upon the favorable outcome of a security and background check. Also please be advised that your employment is for an indefinite period and is terminable at the will of either the Company or you, with or without cause at any time, subject only to such limitations as may be imposed by law. This offer of employment is also contingent on you not being subject to any restrictive covenants which would impact your ability to perform the services contemplated (or you having delivered us an effective waiver thereof). By signing below, you are confirming to us that you are not presently subject to or otherwise bound by a non-compete, non-solicit, confidentiality or similar restriction with any person with respect to any prior or existing employment, investment or other relationship.

Separation of Employment: Our relationship will be based on mutual respect and consent, and therefore will continue only as long as both parties find the relationship to be satisfactory. Accordingly, you are free to terminate your employment with proper notice whenever you feel it would be in your best interest to do so. By the same token, Gordmans reserves the right to terminate employment whenever, in its discretion, it feels necessary to do so. This is known as employment “at-will.” If, however, your employment is terminated by Gordmans without cause or within nine months of a change in control, or the position and scope of your responsibilities are significantly reduced, then, subject to execution of a release of claims against us, you will receive salary continuation up to the earlier of (a) the period of time equal to the number of months you were employed by Gordmans, not to exceed six months, and (b) the date on which you are employed by a third party. Additionally, you will receive continued medical and dental coverage during this period. If termination occurs for Cause, you will not be entitled to any compensation whatsoever from Gordmans beyond the last day worked. “Cause” for termination of employment is defined, in the reasonable opinion of the President & CEO of the

Company, as (i) willful or deliberate misconduct as an employee of the Company; (ii) misappropriation or misuse of the Company’s trade secrets or proprietary information, including the disclosure of confidential information to others; (iii) any act of embezzlement or fraud against the Company or its customers or vendors, or dishonesty; (iv) any conduct which is or may be injurious to the Company (including its reputation), its customers, or its vendors; (v) any immoral or illegal conduct; and (v) negligence which manifests culpability, wrongful intent, evil design, or substantial disregard of Gordmans’ interests or of your duties and obligations. You will not be entitled to any severance or payment beyond your last day worked if you terminate your employment with Gordmans.

Business Ethics/Conflict of Interest: Please carefully read the enclosed Business Ethics/Conflict of Interest policy and sign the Handbook Acknowledgement. This offer of employment, and your continuing employment, is conditional upon the absence of any conflicts of interest as defined in our policy.

Compliance with Law: This letter is intended to comply with applicable law. Without limiting the foregoing, this letter is intended to comply with the requirements of section 409A of the Internal Revenue Code (“409A”), and, specifically, with the separation pay and short term deferral exceptions of 409A. Notwithstanding anything in the letter to the contrary, separation pay may only be made upon a “separation from service” under 409A and only in a manner permitted by 409A. For purposes of 409A, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided in this letter shall be made or provided in accordance with the requirements of 409A (including, where applicable, the reimbursement rules set forth in the regulations issued under 409A). If you are a “specified employee” of a publicly traded corporation on your termination date (as determined by the Company in accordance with 409A), to the extent required by 409A, separation pay due under this letter will be delayed for a period of six months. Any separation pay that is postponed because of 409A will be paid to you (or, if you die, your beneficiary) within 30 days after the end of the six-month delay period.

Identity/Employment Eligibility: This offer of employment is contingent on your ability to provide appropriate original documentation verifying your identity and eligibility to work in the United States as required by The Immigration Reform and Control Act.

This letter contains all the specifics of our offer and any changes must be in writing and signed by Gordmans. Please indicate your formal acceptance of this offer of employment with Gordmans by returning a signed copy of this letter to me as soon as possible.

Best regards,

/s/ Andy Hall

ACCEPTED AND AGREED:

Signature	/s/ James Brown	Date 9/13/2015